UNITED STATES SECURITIES AND
EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 30, 2003

GLOBAL INNOVATIVE SYSTEMS INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

0-30299
(Commission File Number)

98-0217653
(IRS Employer Identification No.)

2114 Nanton Avenue, Vancouver, BC, Canada, V6L 3C7
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code (604) 737-6030

Item 1. Changes in Control of Registrant

William McGinty has acquired 12,000,000 common shares of our capital stock as of October 15, 2003. The transaction was effected pursuant to a share purchase agreement dated October 15, 2003 between William McGinty, Fraser Lawrie and Robert Fletcher, for total proceeds of $100.00. In addition, we have entered into subscription agreements dated October 22, 2003 with Gordon Smith, Michael Proctor, Donald Sutherland and Joseph Lewis pursuant to which we have issued an aggregate of 22,727,272 shares of our common stock in a private placement transaction, for aggregate gross proceeds of $125,000.

The purchase of 12,000,000 common shares acquired by William McGinty, together with the 22,2727,272 common shares acquired by the above subscribers, collectively represents 28.8% of our issued and outstanding common shares. In addition, we have also entered into certain debt settlement agreements dated October 22, 2003 pursuant to which we have agreed to settle certain indebtedness in the aggregate amount of $400,000 through the issuance of an aggregate of 58,228,571 shares of our common stock at $0.007 per share, which represents 48.3% of our issued and outstanding common shares.

Item 2. Disposition of Assets

We have agreed to the sale of all of the issued and outstanding shares of our subsidiary, Energy Medicine Developments Corp. ("Energy Medicine") owned by us to Robert Fletcher and Fraser Lawrie, pursuant to the terms of a share purchase agreement (the "Agreement") dated September 30, 2003 (the "Sale").

On October 22, 2003 our Board of Directors approved the Sale of Energy Medicine, as a result of our change in control, as disclosed herein and discussed in our information statement on Schedule 14f-1, which was filed and mailed to our registered shareholders on October 29, 2003. Due to our change in control, our new management intends to pursue other opportunities unrelated to the business of Energy Medicine.

The Agreement for the Sale of Energy Medicine was made with Fraser Lawrie and Robert Fletcher, our former directors and officers. Under the terms of the Agreement, the purchase price for the shares of Energy Medicine was $28,410, which consisted of the forgiveness of certain debts owed by us to Messrs. Lawrie and Fletcher or to companies controlled by Messrs Lawrie and Fletcher.

We were of the view that Messrs. Lawrie and Fletcher represented the only viable purchasers of Energy Medicine, given their familiarity with Energy Medicine. Further, given that fact that Energy Medicine had not generated any revenues to date, we determined that it would be unlikely that a third party would realistically express any interest in acquiring Energy Medicine.

There are certain risks inherent in the Sale and specifically risks inherent due to the parties to the Sale. We did not consult or retain an independent advisor, or obtain a fairness opinion, in making a determination of the fairness of the Sale. As a result, while our current management is of the view that the consideration for the Sale is fair and appropriate in the circumstances, we cannot provide any assurances in this regard. In addition, we did not seek any other potential purchasers for Energy Medicine. As a result, a third party may have been willing to purchase Energy Medicine on more favourable terms than those contained in the Agreement for the Sale.

Item 7. Financial Statements and Exhibits.

(a) Financial Statements

It is not practicable to provide audited or pro forma financial statements giving effect to the disposition of Energy Medicine Developments Corp. prepared in accordance with the regulations on the date hereof. Accordingly, the required financial statements will be filed as an amendment to this Current Report on Form 8-K as soon as practicable, but not later than December 15, 2003 (60 days after the date on which this Current Report on Form 8-K must be filed).

(b) Exhibits

Copies of the following documents are included as exhibits to this report pursuant to Item 601 of Regulation S-B.

SEC Ref. No. Title of Document

(10) Material Contracts

10.1 Share Purchase Agreement, dated September 30, 2003, between Global Innovative Systems Inc., Fraser Lawrie and Robert Fletcher.

Item 9. Regulation FD Disclosure

Pursuant to Section 14(f) of the Securities Exchange Act of 1934 and Rule 14f-1 thereunder, effective November 7, 2003, Fraser Lawrie and Robert Fletcher will resign from our board of directors, after having appointed William McGinty to the board. In addition to being appointed as a director, Mr. McGinty has been appointed as our President, Secretary and Treasurer to fill the vacancies created by the resignations of Messrs. Lawrie and Fletcher.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL INNOVATIVE SYSTEMS INC.

/s/ William McGinty
William McGinty, President

Date: November 6, 2003.